As filed with the Securities and Exchange Commission on April 10, 2015

Registration No. 333-187500

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

 POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT
Under the Securities Act of 1933

AVIV REIT, INC.
(OHI Healthcare Properties Holdco, Inc. as successor by merger to Aviv REIT, Inc.)

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	27-3200673 (IRS Employer Identification No.)

c/o Omega Healthcare Investors Inc. 200 International Circle, Suite 3500 Hunt Valley, Maryland	21030
(Address of Principal Executive Offices)	(Zip Code)

Aviv REIT, Inc. 2013 Long-Term Incentive Plan
Aviv REIT, Inc. 2010 Management Incentive Plan
(Full title of the plans)

C. Taylor Pickett
Chief Executive Officer
Omega Healthcare Investors Inc.
200 International Circle, Suite 3500
Hunt Valley, Maryland
(410) 427-1700
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Eliot Robinson
Terrence Childers
Bryan Cave LLP
1201 West Peachtree Street, NW
Atlanta, GA 30309
(404) 572-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1, filed by OHI Healthcare Properties Holdco, Inc., a Delaware corporation (“Merger Sub”), as successor by merger to Aviv REIT, Inc., a Maryland corporation (the “Company”), deregisters all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that had been registered for issuance under the Aviv REIT, Inc. 2013 Long-Term Incentive Plan and the Aviv REIT, Inc. 2010 Management Incentive Plan on the Company’s Registration Statement on Form S-8 (File No. 333-187500) (the “Registration Statement”) that remained unsold upon the termination of the sale of shares covered by the Registration Statement.

On April 1, 2015, pursuant to an Agreement and Plan of Merger, dated as of October 30, 2014, by and among Omega Healthcare Investors, Inc., a Maryland corporation (“Omega”), Merger Sub, OHI Healthcare Properties Limited Partnership, a Delaware limited partnership, the Company and Aviv Healthcare Limited Partnership, a Delaware limited partnership, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Omega (the “Merger”). As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hunt Valley, State of Maryland on April 10, 2015.

OHI HEALTHCARE PROPERTIES
HOLDCO, INC. (as successor by merger to
Aviv REIT, Inc.)

By:	/s/ C. Taylor Pickett
Name: C. Taylor Pickett
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 10th day of April 2015.

Signature	Position

/s/ C. Taylor Pickett
C. Taylor Pickett	Chief Executive Officer (Principal Executive Officer)

/s/ Robert O. Stephemson
Robert O. Stephenson	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Michael D. Ritz
Michael D. Ritz	Chief Accounting Officer

/s/ Robert O. Stephenson
Robert O. Stephenson	Sole Director, Officer of General Partner or Officer of Sole Member